Pricing Supplement No. 58  Dated November 14, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)


Principal Amount: $10,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AP3

Trade Date: November 14, 1997

Settlement Date: December 1, 1997

Maturity Date: December 1, 2017

Price to Public (Issue Price): 21.855%

Net Proceeds to Issuer: $2,151,500

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon the redemption of the Notes, such redemption being at the option of the Issuer.

Record Date(s):     ( X )  May 15 and November 15 of each year
                    (   )  Other:

Day Count Basis:       ( X )  30/360
                       (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (  )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X) The Notes may not be redeemed prior to December 1, 2000. Thereafter, they may be redeemed at the option of the Issuer upon at least 10 calendar days notice, in whole but not in part, on each June 1 and December 1 beginning December 1, 2000 at a redemption price equal to the principal amount of the Notes multiplied by the Call Percentage relating to such Optional Redemption dates set forth below:


 Optional            Call
 Redemption          Percentage
    Date
December 1--2000     27.455%
June 1--2001         28.519%
December 1--2001     29.624%
June 1--2002         30.772%
December 1--2002     31.965%
June 1--2003         33.203%
December 1--2003     34.490%
June 1--2004         35.826%
December 1--2004     37.215%
June 1--2005         38.657%
December 1--2005     40.155%
June 1--2006         41.711%
December 1--2006     43.327%
June 1--2007         45.006%
December 1--2007     46.750%
June 1--2008         48.561%
December 1--2008     50.443%
June 1--2009         52.398%
December 1--2009     54.428%
June 1--2010         56.537%
December 1--2010     58.728%
June 1--2011         61.004%
December 1--2011     63.368%
June 1--2012         65.823%
December 1--2012     68.374%
June 1--2013         71.023%
 December 1--2013    73.775%
June 1--2014         76.634%
December 1--2014     79.604%
June 1--2015         82.688%
December 1--2015     85.893%
June 1--2016         89.221%
December 1--2016     92.678%
June 1--2017         96.270%
December 1--2017     100.00%

Any repayment of the principal hereof may be made with the prior written approval of the appropriate federal and state banking regulatory agencies.

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of
payment to Senior Indebtedness and, in
certain circumstances relating to the
bankruptcy or insolvency of the Company, to Derivative Obligations of the Company.
At September 30, 1997 the amount of
indebtedness constituting Senior
Indebtedness was approximately $9.4
billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount:  $7,814,500

Yield to Maturity:  7.75%  semi-annual
Interest Accrual Date:  December 1, 1997
Initial Accrual Period OID: $14,114.69

Amortization Schedule: N/A

Denominations: $1,000,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company, will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 21.515% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.